NEWS RELEASE
FOR IMMEDIATE RELEASE

CONTACTS:
Moosa E. Moosa	Jane Miller
EVP/Chief Financial Officer	Corporate Relations Manager
(603) 595-7000	(603) 594-8585 ext. 3346

PRESSTEK ACHIEVES RECORD CONSOLIDATED AND CORE BUSINESS REVENUE
- ABDick Ahead of Schedule with Breakeven Operating Net Earnings -

Hudson, NH-April 28, 2005-Presstek, Inc. (Nasdaq:PRST), a leading provider of direct digital imaging technology, today announced financial results for the first quarter ended April 2, 2005.

President and Chief Executive Officer Edward J. Marino said, “Our first quarter 2005 results contain a number of very positive indicators and a number of major milestones, including:

•	Consolidated revenues that were well ahead of our expectations for the quarter;

•	Record revenue and solid earnings from Presstek’s core business;

•	Breakeven operating net earnings at ABDick in the first full quarter under Presstek ownership;

•	Very strong cash generation for the quarter; and

•	Considerable progress in our strategic realignment and streamlining of our businesses.”

Marino continued, “We have set a number of challenging goals for 2005, and we are doing the work necessary to achieve those goals. As a result, ABDick recorded income from operations of over $500,000 in the first quarter of 2005. This compares to a loss of approximately $700,000 in the eight weeks of ownership in the previous quarter. We are very proud of this significant accomplishment, and we expect continued earnings improvement throughout 2005.”

Consolidated Results
The company reported record consolidated revenue of $70.4 million in the first quarter ended April 2, 2005, compared to $54.1 million reported in the fourth quarter of 2004 and in $23.3 million in the corresponding quarter last year.

The company reported consolidated net income for the first quarter of 2005 of $481,000, or $0.01 per basic and diluted share, compared to a fourth quarter 2004 net loss of $2.2 million, or $0.06 per basic and diluted share. Consolidated net income for the first quarter of 2005 includes $982,000 in special charges relating to the integration of the company’s businesses, as well as termination costs related to former employees. Excluding special charges, the company would have recorded net income of $1,463,000 in the first quarter of 2005.

Consolidated gross margins for the first quarter of 2005 were 29%, or $20.1 million, compared to 27%, or $14.5 million, in the prior quarter. The increase in gross margins is primarily due to a more favorable product mix, better manufacturing yields at our Precision business and operating improvements at ABDick.

Marino said, “The model we have built creates better end-to-end gross margin opportunities. We expect to see continued improvements in gross margins going forward due to the consolidation of our manufacturing operations, improved service productivity and further channel efficiencies.”

Operating expenses (the sum of research & development and sales, general & administrative, excluding unusual and non-recurring charges) were $18.0 million in the first quarter of 2005, compared to $13.9 million in the prior quarter. The increase is primarily the result of the inclusion of ABDick’s operations for a full quarter, offset by improvements resulting from the strategic realignment of our businesses.

Executive Vice President and Chief Financial Officer Moosa E. Moosa said, “We expect to see an improvement in operating expenses in future quarters as our first quarter 2005 numbers do not reflect actions taken at the end of the first quarter.”

Moosa continued, “Our cash balance at the end of the quarter was up at $12.8 million, compared to $8.7 million at the end of 2004. More importantly, we generated $6.7 million in cash from operations in the first quarter of 2005. We used this cash to reduce our debt by $2.3 million and increase our cash by $4.1 million. Total debt at the end of the quarter was $39.6 million compared with $41.9 million at the end of 2004. ”

Moosa continued, “Our company’s financial foundation is sound and continues to strengthen. We made excellent progress with the integration of ABDick in the first quarter of 2005. Our net cash from operations has increased substantially, and our cash flows and balance sheet are strong. We believe we will see continued financial improvement throughout the remainder of 2005.”

Presstek Core Business
Presstek’s core DI and CTP business reported record revenue of $25.9 million in the first quarter of 2005, up from $22.8 million in the corresponding quarter of last year, and $24.3 million in the prior quarter. Presstek’s equipment revenue for the first quarter was up 20% at $10.8 million, from $9.0 million in the prior quarter. Presstek’s consumable revenue for the first quarter of 2005 was $14.7 million, down only slightly from the record $14.8 million in the prior quarter. Gross margins for Presstek’s core business were 37% for the first quarter of 2005, compared to 40% last quarter, reflecting higher equipment sales.

Moosa said, “Presstek’s core business was very strong in the first quarter of 2005. Equipment revenue improved significantly, largely as a result of strong DI press sales. Consumable sales were also strong with record performance in our CTP consumable business, achieving over $4 million for the first time in a quarter. ”

Lasertel
Presstek’s Lasertel subsidiary recorded $737,000 in revenue from sales to external customers in the first quarter of 2005, down from $989,000 in the fourth quarter of 2004, and up 36% from $540,000 in the first quarter of 2004. Lasertel’s operating loss for the first quarter of 2005 was $913,000, compared to $604,000 in the prior quarter, and $1.4 million in the first quarter of 2004.

Moosa said, “Lasertel’s external backlog is up from the previous quarter, however, first quarter results were unfavorably impacted by purchasing patterns in the defense sector. In addition, Presstek reduced its requirements from Lasertel in the first quarter due to a realignment of inventory relating to its new product offerings. Lasertel expects to resume normal shipments to Presstek in the second quarter of this year and to achieve considerably higher external customer sales as well.”

Precision
Precision Lithograining recorded $6.7 million in revenue in the first quarter of 2005, compared with $7.4 million in the fourth quarter of 2004. Sales of digital products, which include the Anthem product line, achieved record levels in the quarter. On an operating basis, Precision recorded an operating loss of $300,000 in the first quarter of 2005.

Moosa commented, “Precision made great progress in the first quarter of 2005. Our process changes and improvements were largely complete by the end of January and resulted in a strong performance in the second half of the quarter. We expect to see these improvements reflected in Precision‘s second quarter results, with continuing improvement throughout the remainder of 2005.”

ABDick
ABDick’s first quarter revenue was $41.2 million, compared to $24.3 million for the eight weeks under Presstek’s ownership in the fourth quarter of 2004. On a pro forma basis revenue was up 4% from the prior quarter. On an operating basis, ABDick reported operating income of $509,000 in the first quarter of 2005, compared to an operating loss of $709,000 in the prior quarter. After including interest and taxes, but excluding the non-recurring charges, ABDick had breakeven operating net earnings in the first quarter of 2005, compared with an operating net loss of $1.2 million in the fourth quarter of 2004.

Moosa commented, “We are very pleased with both the operating results and the progress of the integration at ABDick. This is the first full reporting quarter since the ABDick acquisition, and on a pro forma basis we have set our first revenue record at ABDick. In addition, ABDick generated positive cash flows in the quarter.”

Moosa continued, “The strategic realignment and streamlining of the ABDick business continues and is progressing well. We are on track with our plan to remove approximately $7 million in costs from the company in 2005.”

In Summary
“In 2004 Presstek set the wheels in motion to dramatically grow the size and scope of our business. We have successfully achieved both organic growth in the core Presstek business and we have greatly expanded our ability to deliver Presstek technology to a wider served market, enabling future growth,” said Marino. “We are driving the change, seeing the results, and this is the beginning. The company is on a strong upward trajectory.”

Conference Call
Presstek’s first quarter 2005 conference call is scheduled to take place at 11:00 a.m. (Eastern) on Thursday, April 28, 2005. In the call the company intends to discuss first quarter 2005 earnings results and company positioning.

To participate in the call, dial (800) 591-6923, access code 55545004. To listen to a live web cast of the call, visit the Events Calendar in the Investor Relations section of Presstek’s website, www.presstek.com, fifteen minutes prior to start time. The webcast will be archived and available for replay until midnight on May 5, 2005. You may also listen to a telephone replay of the call from 1:00 p.m. on April 28, 2005 to 12:00 a.m. on May 5, 2005, by dialing (888) 286-8010, access code 66544166.

About Presstek
Presstek, Inc. is a leading manufacturer and marketer of environmentally responsible high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins.

Presstek subsidiary Precision Lithograining Corporation is a manufacturer of high quality digital and conventional printing plate products, including Presstek’s award-winning, chemistry-free Anthem plate. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek’s and external customers’ applications. ABDick, a Presstek Company, manufactures and markets graphic arts and printing equipment and supplies for all stages of document creation – pre-press, press and post-press – and provides continuing service and support.

For more information visit www.presstek.com, www.precisionlithograining.com and www.abdick.com, or call 603-595-7000 or email: info@presstek.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding future growth and profitability of its core business and business segments; the expected organic and strategic growth; the expected expansion of the company’s served markets; the continued accretive value and cost savings of recent acquisitions, including the acquisition of The A.B.Dick Company; expectations regarding the successful integration of recent acquisitions; the expected effects and benefits of the company’s new product introductions; expectations regarding the sale of products in general; and the ability of the company to achieve its stated objectives. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, market acceptance of and demand for the company’s products and resulting revenues; the ability of the company to meet its stated financial objectives, including its ability to manage recent acquisitions successfully; the ability to achieve the intended benefit of recently completed acquisitions, including the ability to successfully integrate the acquired companies; the ability of the company to maintain its financing; the company’s dependency on its strategic partners (both on manufacturing and distribution); the introduction of competitive products into the marketplace; shortages of critical or sole-source component supplies; the availability and quality of Lasertel’s laser diodes; manufacturing constraints or difficulties (as well as manufacturing difficulties experienced by our sub-manufacturing partners and their capacity constraints); the impact of general market factors in the print industry generally and the economy as a whole; and other risks detailed in the company’s Annual Report on Form 10-K and the company’s other reports on file with the Securities and Exchange Commission. The words “looking forward,” “looking ahead,” “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “opportunity,” and similar expressions, among others, identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any forward-looking statements contained in this news release, except as may be required by law.

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PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
(In thousands, except per share data)
(Unaudited)

	April 2,	April 3,
	2005	2004
REVENUES:
Product revenue	$56,964	$21,154
Service revenue	13,327	1,959
Royalties and license fees	104	201

Total revenue	70,395	23,314

COSTS AND EXPENSES:
Costs of product revenue	41,454	13,284
Costs of service revenue	8,799	1,248
Research and product development	2,122	1,676
Sales, marketing and general and administrative	15,841	5,406
Special charges (credits)	982	(296)

Total costs and expenses	69,198	21,318

INCOME FROM OPERATIONS	1,197	1,996

INTEREST AND OTHER (EXPENSE), NET	(626)	(97)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	571	1,899
PROVISION FOR INCOME TAXES	90	—

NET INCOME	$481	$1,899

EARNINGS PER SHARE – BASIC	$0.01	$0.06

EARNINGS PER SHARE – DILUTED	$0.01	$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	34,971	34,266

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	35,523	35,149

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PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 2,	January 1,
	2005	2005
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,848	$8,739
Accounts receivable, net	36,653	38,946
Inventories	45,171	44,229
Other current assets	2,008	1,499

Total current assets	96,680	93,413

PROPERTY, PLANT AND EQUIPMENT, NET	46,311	47,372

OTHER ASSETS
Goodwill, net	19,661	18,888
Intangibles, net	9,968	10,460
Other assets, net	1,776	1,185

Total other assets, net	31,405	30,533

TOTAL ASSETS	$174,396	$171,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and line of credit	$11,731	$12,322
Accounts payable	20,126	13,394
Accrued expenses and deferred revenue	24,214	26,700

Total current liabilities	56,071	52,416

LONG-TERM DEBT, NET OF CURRENT PORTION	27,750	29,500

STOCKHOLDERS’ EQUITY:
Common stock	351	349
Additional paid-in capital	103,795	102,962
Accumulated other comprehensive income (loss)	(36)	107
Accumulated deficit	(13,535)	(14,016)

Total stockholders’ equity	90,575	89,402

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$174,396	$171,318

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Use of Non-GAAP Measures

Operating Net Earnings (ABDick), Consolidated Net Income Excluding Special Charges, Operating Expenses Excluding Special Charges, Operating Income/(Loss) (ABDick, Precision, Lasertel), and Pro-Forma Basis Revenue (ABDick) are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP. Presstek’s management believes Operating Net Earnings (ABDick), Consolidated Net Income Excluding Special Charges, Operating Expenses Excluding Special Charges, Operating Income/(Loss) (ABDick, Precision, Lasertel), and Pro-Forma Basis Revenue (ABDick) provide meaningful supplemental information regarding core results because they exclude amounts that are not necessarily related to those core results and are of a substantially non-recurring nature. In addition, Presstek’s management believes that Operating Net Income (ABDick) is an accurate measure as to the value of ABDick as a going concern and therefore provides meaningful supplemental information regarding ABDick’s current financial performance and prospects for the future. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek’s ongoing operations and liquidity and when planning and forecasting future periods. These non-GAAP measures also facilitate management’s internal comparisons to Presstek’s historical operating results and liquidity. Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies. Reconciliations of these measures to GAAP are as follows:

ABDick Operating Net Loss

	(In thousands)
	Q1 2005	Q4 2004
Net loss	$(607)	$(1,983)
Intercompany management fee	250	—
Special charges	260	735
Other	51	—

Operating net loss	$(46)	$(1,248)

ABDick Operating Income/(Loss)

	(In thousands)
	Q1 2005	Q4 2004
Net loss	$(607)	$(1,983)
Intercompany interest	598	—
Interest (income)/expense	(17)	439
Intercompany management fee	250	—
Taxes	57	100
Special Charges	260	735
Other	(32)	—

Operating income/(loss)	$509	$(709)

Net Income Excluding Special Charges for Presstek, Inc.

	(In thousands)
	Q1 2005	Q4 2004
Net Income/(Loss)	$481	$(2,188)
Sarbanes Oxley compliance	—	600
Shareholder lawsuit	—	500
Acquisition related costs	722	1,000
Precision charges	—	1,000
Integration team	—	300
Special Charges	260	—

Net income excluding special charges	$1,463	$1,212

Presstek, Inc. Operating Expenses Excluding Unusual and Nonrecurring Charges

	(In thousands)
	Q1 2005	Q4 2004
Engineering & product development	$2,122	$1,874
Sales & marketing	9,273	6,795
Customer support	536	572
G&A	6,032	6,740
Shareholder lawsuit	—	(500)
ABDick acquisition charges	—	(1,034)
Sarbanes Oxley compliance	—	(600)

Operating expenses, excl unusual & non-recurring charges	$17,963	$13,847

Lasertel Operating Loss

	(In thousands)
	Q1 2005	Q4 2004	Q1 2004
Net loss	$(1,599)	$(1,161)	$(1,847)
Intercompany interest	669	558	478
Interest (income)/expense	(3)	(1)	—
Intercompany management fee	20	—	—

Operating loss	$(913)	$(604)	$(1,369)

Precision Operating Loss

(In thousands)
Q1 2005
Net loss	$(511)
Intercompany interest	74
Intercompany management fee	20
Taxes	—
Special Charges	100
Other	17

Operating loss	$(300)

ABDick Pro Forma Basis Revenue

Revenue	8 wks only	$24,292
	pro forma	$39,475
	Q1 05 actual	$41,212	4.4% increase

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